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                                  EXHIBIT 99.1
                         LETTER TO PROSPECTIVE INVESTOR
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                           JACKSONVILLE BANCORP, INC.


                                November __, 1998



Dear Prospective Investor:

         We are pleased to announce that Jacksonville Bancorp, Inc. ("Jacksonville Bancorp"), a Florida corporation and parent of The Jacksonville Bank, is offering up to 1,500,000 shares of Common Stock. Jacksonville Bancorp is offering the shares of Common Stock at a price of $10.00 per share to the Organizers, directors, employees, the local community, and certain members of the general public. Net offering proceeds will increase the capital of the Bank and support future growth of the Bank.

         We have enclosed the following materials which will help you learn more about the merits of Jacksonville Bancorp as an investment. Please read and review the materials carefully.

         PROSPECTUS: This document provides detailed information about operations of Jacksonville Bancorp and a complete discussion on the proposed Offering.

         QUESTIONS AND ANSWERS: Key questions and answers about the rights offering are found in this pamphlet.

         STOCK ORDER FORM & CERTIFICATION FORM: This form is used to purchase common stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering common stock in the Rights Offering is 5:00 p.m. Eastern Time _________, 1998. The Offering will expire on ________, 1998, unless extended by the Company.

         We invite Jacksonville Bancorp organizers, directors, employees, the local community and certain members of the general public to become shareholders of Jacksonville Bancorp.

         If you have additional questions regarding the Offering, please call.

                                    Sincerely,

                                    JACKSONVILLE BANCORP, INC.



                                    Victor M. George


THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.